Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

CVENT HOLDING CORP.

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is Cvent Holding Corp. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, New Castle County Wilmington, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

INCORPORATOR

Section 3.1 Name and Mailing Address. The name and mailing address of the incorporator is Pat Robertson, One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129.

ARTICLE IV

PURPOSE

Section 4.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is incorporated in connection with the domestication of Dragoneer Growth Opportunities Corp. II, a Cayman Islands exempted company, to a Delaware corporation (“Dragoneer”), and this Certificate is filed simultaneously with a Certificate of Corporate Domestication effecting such domestication (the “Certificate of Domestication”).

ARTICLE V

CAPITALIZATION

Section 5.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,501,000,000 shares, consisting of: (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 1,500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”);.

(b) The number of authorized shares of any of the Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock or Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) Upon the filing of the Certificate of Domestication and this Certificate, which shall occur on the date of the closing of the transactions contemplated by that certain Business Combination Agreement entered into on July 23, 2021 by Dragoneer, Redwood Opportunity Merger Sub, Inc., Redwood Merger Sub, LLC and Papay Topco, Inc., each share of capital stock of Dragoneer issued and outstanding immediately prior to the filing of the Certificate of Domestication and the Certificate will for all purposes thereafter be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any further action required on the part of Dragoneer, the Corporation or any holder of capital stock of Dragoneer or the Corporation. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article V.

(d) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 5.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 5.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Common Stock as a separate class are entitled to vote.

(ii) Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the Investor Rights Agreement, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(iii) Notwithstanding the foregoing provisions of this Section 5.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (iii) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Notwithstanding anything to the contrary in the preceding subsection (i), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other t the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 5.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e) No Preemptive or Subscription Rights. Without limiting the rights of any party to the Investor Rights Agreement, no holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE VI

CERTAIN MATTERS RELATING TO TRANSFERS

Section 6.1 Additional Issuances. Subject to the DGCL and the other terms of this Certificate of Incorporation and without limitation of the rights of any party to the Investor Rights Agreement, on or following the Effective Date, the Corporation may issue from time to time additional shares of Common Stock from the authorized but unissued shares of Common Stock, including as provided in this Certificate of Incorporation.

Section 6.2 Reserved.

Section 6.3 Certain Restrictions on Transfer.

(a) Without the prior written consent of the Corporation, and without limiting the rights of any party to the Investor Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Holder (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares. During the Lock-Up Period applicable to any Non-Electing Holder (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Non-Electing Holder (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(b) No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.

(c) The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 6.3 and remove such restrictive legends at the time the applicable restrictions under this Section 6.3 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 6.3 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.3 in accordance with the DGCL.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, but without limiting the rights of any party to the Investor Rights Agreement, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VIII

BOARD OF DIRECTORS

Section 8.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors (“Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. The initial Class I Directors of the Corporation shall be Sanjeev Bansal, Betty Hung and Maneet Saroya; the initial Class II Directors of the Corporation shall be David Breach, Sam Payton and Nicolas Stahl; and the initial Class III Directors of the Corporation shall be Rajeev Aggarwal, Jim Frankola and Marcela Martin. The mailing address of each person who is to serve initially as a director is c/o Cvent Holding Corp., 1765 Greensboro Station Place, 7th Floor, Tysons, VA 22201. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each s nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Without limiting the rights of any party to the Investor Rights Agreement, the Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 8.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled solely by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 8.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights of any party to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 8.2.

Section 8.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 8.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 8.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE IX

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 9.1 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.

Section 9.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION

Section 10.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article X shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 10.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 10.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 10.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 10.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 10.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 10.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 10.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 10.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 10.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

ARTICLE XI

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to such Indemnitee in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations he or she may have as of the date of this Certificate of Incorporation or in the future. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, the Corporation hereby waives and renounces any interest or expectancy that any such Indemnitee shall offer any such corporate opportunity of which he or she may become aware to the Corporation (except to the extent such corporate opportunity is an Excluded Opportunity).

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) such Indemnitee shall not have any fiduciary duty to refrain from the engagement in competitive activities in accordance with the provisions of this Article XII, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust.

For avoidance of doubt, the foregoing paragraphs of this Article XII are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XII shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIV

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws (as they may be amended or restated) or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall, to the fullest extent permitted by law, be another state or federal court located within the State of Delaware, in each such case. The federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The provisions of this Article XIII shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

ARTICLE XV

AMENDMENTS

Except as otherwise expressly provided in this Certificate of Incorporation and without limiting the rights of any party to the Investor Rights Agreement, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XVI

DEFINITIONS

Section 16.1 Definitions. As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(b) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(c) “Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 23, 2021 by and among the Corporation, Dragoneer Growth Opportunities Corp. II, and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.

(d) “Closing” has the meaning given to such term in the Business Combination Agreement.

(e) “Company Shares” has the meaning given to such term in the Business Combination Agreement.

(f) “Effective Date” means the date of the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

(g) “Family Group” means (i) such Person’s siblings, spouse, siblings’ spouses, ancestors and descendants, and (ii) any trust, family limited partnership or limited liability company primarily for the benefit of such Person and/or such Person’s siblings, spouse, siblings’ spouses, ancestors and descendants.

(h) “Forward Purchase Shares” has the meaning given such term in the Business Combination Agreement.

(i) “Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(j) “Lock-Up Period” means, with respect to any shares of Common Stock held by a Non-Electing Holder or a Permitted Transferee thereof with respect to such shares of Common Stock, the period commencing on the Effective Date and continuing until the date that is 180 days following the Effective Date; provided that, the Lock-up Period applicable to 33% of the Lock-up Shares received by each Non-Electing Holder at Closing shall terminate (but not earlier than the three-month anniversary of the Closing) if the VWAP of the shares of Common Stock equals or exceeds $13.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period.

(k) “Lock-Up Shares” means shares of Common Stock held by a Non-Electing Holder (or options exercisable for such shares) or, in respect of such shares, a Permitted Transferee thereof. For the avoidance of doubt, neither (i) shares of Common Stock, which, prior to the Closing were ordinary shares and were issued in the Company’s initial public offering, nor (ii) shares issued as part of the PIPE financing, nor (iii) Forward Purchase Shares, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation.

(l) “Non-Electing Holder” means any Person that, in accordance with the Business Combination Agreement, (i) held Company Shares (or options exercisable for Company Shares) and received shares of Common Stock (or options exercisable for Common Stock) as consideration thereunder and (ii) did not execute a counterpart to the Investor Rights Agreement agreeing to be party thereto. For the avoidance of doubt, each Supporting Company Shareholder that executes a counterpart to the Investor Rights Agreement shall not be a Non-Electing Holder hereunder.

(m) “Participating Shares” means shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation.

(n) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee of the transferor upon prior written notice to the Corporation, (ii) made in accordance with the Investor Rights Agreement, (iii) made as a bona fide gift to a charitable organization, or (iv) made pursuant to any liquidation, merger, stock exchange or other similar transaction as part of a bona fide third party transaction subsequent to the business combination transactions contemplated by the Business Combination Agreement which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property; provided that, in connection with any Transfer by a Person that has executed a counterpart to the Investor Rights Agreement, the recipient of such Transfer shall be required to execute a joinder agreement and agree to be entitled and be bound by all of the rights and obligations thereunder as an “Investor.”

(o) “Permitted Transferee” means: with respect to any Person, (i) any member of the Family Group of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any member of the Family Group of such Person, (iv) if such Person is a corporation, limited liability company, partnership or trust, the stockholders, partners, members, equityholders or beneficiaries of such Person, or (v) if such Person is a natural person, a Transferee that receives such Stock (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order.

(p) “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(q) “Prospectus” has the meaning given to such term in the Business Combination Agreement.

(r) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(s) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(t) “Subscription Agreement” has the meaning given to such term in the Business Combination Agreement.

(u) “Supporting Company Shareholders” has the meaning given to such term in the Business Combination Agreement.

(v) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(w) “VWAP” means means, with respect to any trading day, the volume-weighted average share price of Common Stock as displayed on the Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time on such trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on this 8th day of December, 2021.

CVENT HOLDING CORP.

By:	/s/ Pat Robertson
Name:	Pat Robertson
Title:	Incorporator